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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                             Cleveland BioLabs, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   185860-10-3
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                                 (CUSIP Number)

                                December 31, 2006
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         |_|    Rule 13d-1(b)
         |_|    Rule 13d-1(c)
         |x|    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 185860-10-3
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1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Andrei Gudkov
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)   |_|
        (b)   |_|
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3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America
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NUMBER OF SHARES        5       SOLE VOTING POWER
BENEFICIALLY                    1,549,600
OWNED BY                --------------------------------------------------------
EACH                    6       SHARED VOTING POWER
REPORTING
PERSON WITH:            --------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
                                1,549,600
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,549,600
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10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        13.1%
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12      TYPE OF REPORTING PERSON
        IN

Item 1(a).      Name of Issuer:

                Cleveland BioLabs, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                11000 Cedar Ave.
                Suite 290
                Cleveland, Ohio 44106

Item 2(a).      Name of Person Filing:

                Andrei Gudkov

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                11000 Cedar Ave.
                Suite 290
                Cleveland, Ohio 44106

Item 2(c).      Citizenship:

                United States of America

Item 2(d).      Title of Class of Securities:

                Common Stock, $0.005 par value per share

Item 2(e).      CUSIP Number:

                185860-10-3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                Not applicable

Item 4.         Ownership

                (a)     Amount beneficially owned:
                        1,549,600 shares

                (b)     Percent of class:
                        13.1%

                (c)     Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote:
                        1,549,600 shares

                (ii)    shared power to vote or to direct the vote:
                        0 shares

                (iii)   sole power to dispose or to direct the disposition of:
                        1,549,600 shares

                (iv)    shared power to dispose or to direct the disposition of:
                        0 shares

Item 5.         Ownership of Five Percent or Less of a Class

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person

                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                Not applicable

Item 8.         Identification and Classification of Members of the Group

                Not applicable

Item 9.         Notice of Dissolution of Group

                Not applicable

Item 10.        Certification

                Not applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007                            ANDREI GUDKOV

                                                   /s/ Andrei Gudkov
                                                   -------------------
                                                   Name: Andrei Gudkov